UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2014

ACCELPATH, INC
(Exact name of registrant as specified in its charter)

Delaware	000-27023	45-5151193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 3rd Avenue, Suite 16C, NYC, NY 10022
(Address of principal executive offices and zip code)

(212) 994-9875
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Other Events

Termination of Agreement with Energy Innovative Products (“EIP”)

As previously disclosed, on October 24, 2013, AccelPath and EIP entered into an Agreement and Plan of Reorganization in which EIP was to become a wholly-owned subsidiary of AccelPath. On October 9, 2014 EIP gave notice to Accelpath of its intention to terminate the Agreement. As a result, the parties shall take all action required to unwind the transaction, including the return and surrender by Accelpath of the common stock its holds in EIP, and the return and surrender by EIP of its 3,500 shares of Series I Preferred Stock of AccelPath. Accelpath shall retire all shares of Series I Preferred Stock to treasury.

Item 2.01 Material Definitive Agreement

On October 16, 2014, AccelPath entered into an Securities Purchase Agreement with the common stock and preferred stock shareholders (the “Sellers”) of Village Tea Distributors, Inc. (“Village Tea”) holding seventy percent (70%) of common stock and all the Series A Preferred Stock of Village Tea. Upon the closing of the transaction, Village Tea shall become a majority-owned subsidiary of AccelPath. Accelpath agrees to issue 1,525 shares of a newly designated series of convertible preferred stock to the Sellers, which shall be designated as Series J Preferred Stock. The Series J Preferred Stock shall have a stated value per share equal to $1,000, shall pay an annual dividend of 10% in cash or common stock, and shall be convertible at the holder’s option, subject to beneficial ownership limitations, into shares of the common stock of Accelpath at a conversion price equal to eighty percent (80%) of the lowest closing bid price for the Common Stock during the thirty (30) trading days immediately preceding a Conversion Date. Accelpath agrees to assume $538,500.00 worth of the debt obligations of Village Tea in connection with the Agreement. The Parties anticipate the closing to occur on or before December 1, 2014.

Item 9.01 Exhibits.

Exhibit Number
2.01	Securities Purchase Agreement
2.02	Certificate of Designation for Series J Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCELPATH, INC.

By:

/s/ Gilbert Steedley

CEO

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